EXHIBIT 99.1

NEWS

Kurt Adzema Joins Sanmina as Chief Financial Officer

San Jose, CA – October 14, 2019. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced Kurt Adzema has joined the Company as Executive Vice President and Chief Financial Officer. Mr. Adzema succeeds David Anderson, who previously announced in January 2019 his plan to retire. Mr. Anderson will help facilitate a smooth transition and will remain as an advisor to Sanmina’s Executive Chairman through March 27, 2020.

Mr. Adzema brings over 20 years of experience in financial leadership roles with an extensive background in corporate development, strategic planning, financial analysis, investment banking and investor relations. Most recently, he served as Chief Financial Officer of publicly traded Finisar, a leading supplier and vertically integrated manufacturer of optical communications products. Prior to Finisar, he held various positions at SVB Alliant, Montgomery Securities/Banc of America Securities, and Smith Barney. Mr. Adzema holds a BA in Mathematics from the University of Michigan and an MBA from the Wharton School at the University of Pennsylvania.

“I look forward to working with Kurt. His extensive financial experience and strong leadership skills make him a great addition to our team. He will be a tremendous asset in the execution of our long-term strategy and disciplined approach to profitable growth, operational efficiencies, cash generation and capital allocation. I thank David for his support during my transition into Sanmina,” said Hartmut Liebel, Chief Executive Officer.

“The Board of Directors and I are confident of a smooth transition and are excited to have Kurt lead our financial initiatives into the future. We thank David for his continued support and significant contributions during the course of his 17 year career at Sanmina,” said Jure Sola, Executive Chairman.

“I am impressed by Sanmina’s breadth and depth of technology experience as well as its focus on sustainable profitable growth and commitment to drive shareholder value,” said Mr. Adzema. “I look forward to working with the entire Sanmina team as we execute on our strategy of delivering consistent and predictable operational and financial results.”

About Sanmina

Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

Vice President, Investor Relations

(408) 964-3610